UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 28, 2014

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

I.                           2014 Management Bonus Plan

On March 28, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of United Online, Inc. (the “Company”) adopted the United Online, Inc. 2014 Management Bonus Plan (the “Bonus Plan”).  The description set forth below relates to Francis Lobo, our President and Chief Executive Officer, and our named executive officers Robert J. Taragan and Harold A. Zeitz.

A specified portion of the bonus award will be tied to financial performance goals.  The remaining portion of the bonus award will be tied to the participant’s level of attainment of the individual performance goals set by the Compensation Committee for that participant.

With respect to Mr. Lobo’s potential bonus award, 37.5% will be tied to the combined revenue of the Company’s Content & Media business segment and Communications business segment (the “combined businesses”), 37.5% will be tied to the operating income before depreciation, amortization and certain other expenses (“adjusted operating income”) of the combined businesses, and 25.0% will be based on his attainment of his individual performance goals.  With respect to Mr. Taragan’s potential bonus award, 15.0% will be tied to the revenue of the combined businesses, 15.0% will be tied to the adjusted operating income of the combined businesses, 22.5% will be tied to the revenue of the Communications business segment, 22.5% will be tied to the adjusted operating income of the Communications business segment, and 25.0% will be based on his attainment of his individual performance goals.  With respect to Mr. Zeitz’s potential bonus award, 15.0% will be tied to the revenue of the combined businesses, 15.0% will be tied to the adjusted operating income of the combined businesses, 17.5% will be tied to the revenue of the Classmates business unit, 17.5% will be tied to the adjusted operating income of the Classmates business unit, and 35.0% will be based on his attainment of his individual performance goals.

As to each particular business segment, business unit or the combined businesses, nine potential levels of goal attainment from threshold to maximum have been established for the applicable revenue and adjusted operating income goals.  For each specified level of attainment, there is a specific dollar amount individually allocated to each participant tied to a certain percentage of the participant’s base salary.  The actual amount of the bonus award will be tied to the actual levels at which the applicable revenue and adjusted operating income goals are in fact attained.  If there is not at least threshold attainment of the applicable revenue or adjusted operating income goal, then no bonus award will be earned with respect to that particular performance metric.  In addition, in order to receive their bonuses, participants will generally be required to continue in the Company’s employ through the payment date of the bonus award in 2015.  However, a pro-rated bonus payout tied to actual attained levels of performance will be provided to any participant whose employment terminates before such date by reason of death or disability and may be provided to any participant who was on a leave of absence during a portion of the 2014 fiscal year.  The Bonus Plan imposes a limit of $3.5 million on the maximum bonus amount payable to any participant for the 2014 fiscal year.

The following chart identifies the target and maximum bonus amounts payable to each of Messrs. Lobo, Taragan and Zeitz if the applicable financial performance goals are each attained at the target or maximum level, respectively, and the maximum potential amount is awarded for the individual performance goals:

Officer (Title)	Target Bonus Amount (assuming maximum amount for Individual Performance Goals)	Maximum Bonus Amount
Francis Lobo (President and Chief Executive Officer)	$700,000	$1,015,000
Robert J. Taragan (President, Communications Segment)	$348,000	$504,600
Harold A. Zeitz (President, Classmates, Inc.)	$332,000	$461,480

II.                      Severance Benefit Plan

On March 28, 2014, the Compensation Committee adopted the Amended and Restated United Online, Inc. Severance Benefit Plan and Summary Plan Description, effective as of May 1, 2014 (the “Severance Plan”).  The Severance Plan provides for specified levels of severance benefits in the event an eligible employee is terminated under certain circumstances, subject to the terms and conditions described in the Severance Plan.

Michelle D. Stalick, the Company’s Interim Chief Financial Officer, would be eligible for 26 weeks of base pay under the Severance Plan, in addition to the Company’s payment of up to 3 months of premiums for COBRA health benefits coverage.

Messrs. Lobo, Taragan and Zeitz would be eligible for 52 weeks of base pay and the Company’s payment of up to 3 months of premiums for COBRA health benefits coverage, if at least one year of service has been completed prior to termination.  If less than one year of service has been completed by the officer prior to termination, he would be eligible for 26 weeks of base pay.  However, Messrs. Lobo, Taragan and Zeitz currently have employment agreements in effect that would provide them with severance benefits in excess of that which they would otherwise receive under the Severance Plan.  Copies of the employment agreements with Messrs. Lobo, Taragan and Zeitz have been previously filed as exhibits to the Company’s filings with the Securities and Exchange Commission.

The foregoing descriptions of the material terms of the Bonus Plan and the Severance Plan do not purport to be complete descriptions of the Bonus Plan and the Severance Plan and are qualified in their entirety by reference to the Bonus Plan and the Severance Plan, copies of which will be filed as exhibits to the Company’s Form 10-Q for the quarterly period ended March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2014	UNITED ONLINE, INC.

	By:	/s/ Michelle D. Stalick
	Name:	Michelle D. Stalick
	Title:	Interim Chief Financial Officer